Exhibit 10.6

AMENDMENT TO AND RESTATEMENT OF THE BANK PREFERENCE REWARD

PAYMENT AGREEMENT, dated September 03, 2020

by and between,

on the one part,

PICPAY SERVIÇOS S.A.

and, on the one part,

BANCO ORIGINAL S.A.

São Paulo, March 1, 2021

BANK PREFERENCE REWARD PAYMENT AGREEMENT

This agreement (“Agreement”) is executed by and between the parties below:

I. PICPAY SERVIÇOS S.A., a company with its principal place of business at Avenida Manuel Bandeira, 291, Condomínio Atlas Office Park, block A, 1st floor (offices 22 and 23), 2nd and 3rd floors, block B, 3rd floor (offices 43 and 44), District of Vila Leopoldina, in the City of São Paulo, State of São Paulo, Postal Code 05.317-020, enrolled with the National Corporate Taxpayers Register of the Ministry of Economy (CNPJ/ME) under number 22.896.431/0001-10, herein represented according to its Bylaws (“PICPAY”); and

II. BANCO ORIGINAL S.A., with its principal place of business in the City of São Paulo, State of São Paulo, at Rua Porto União, No. 295, Postal Code 04568-020, in the City of São Paulo, State of São Paulo, Enrollment Number with the National Corporate Taxpayers’ Register of the Ministry of Finance (CNPJ/MF) under number 92.894.922/0001-08, herein represented according to its Bylaws (“ORIGINAL”).

PicPay and Original are hereinafter jointly referred to as “Parties” and, individually, as “Party”.

WHEREAS:

(i) the Parties executed, on July 30, 2020, Agreement for Credit Assignment without Co-Obligation and Other Covenants No. 3419/2020, as amended (“Assignment Agreement”), whereby PICPAY, as agent of the USERS (as defined therein) owning electronic money credit rights against PICPAY, subject to the simultaneous and successive obligation chain created by the use of the card, may assign and transfer to ORIGINAL, on behalf and order of its USERS, the future credits held by them without co-obligation, and on a definite basis, identified in electronic files (“Credits”);

(ii) PICPAY will act, without exclusivity, by indicating to ORIGINAL USERS and their respective Credits that are to be assigned under the terms of the Assignment Agreement;

(iii) the Parties executed, on September 3, 2020, the Bank Preference Reward Payment Agreement (“Agreement”); and

(iv) The Parties wish to amend the provisions of the Agreement, and to restate it as a single instrument.

IN WITNESS WHEREOF, the Parties mutually agree to execute this Amendment to and Restatement of the Agreement (“Restated Agreement”), which shall be governed by the following terms and conditions:

1. The scope of this Agreement is the payment, by ORIGINAL to PICPAY, of a reward for bank preference and referral, as a result of the Credit Assignment transactions that may be carried out between the USERS recommended by PICPAY and ORIGINAL, subject to the terms and conditions provided for in the said Assignment Agreement.

2. PICPAY may refer USERS and their respective Credits to ORIGINAL for evaluation of interest in acquisition.

3. Upon conclusion of the credit assignment transaction, ORIGINAL irrevocably and irreversibly agree to pay to PICPAY a reward for the referral of USERS and Credits, according to Section 4 below.

4. The Parties hereby agree that PICPAY shall be entitled to receive a reward which shall be paid by ORIGINAL, monthly, in an amount equal to one point three percent (1.3%) of the balance of the Credits (considering the sum of the credits acquired, less the credits settled and the credits subject to dispute or chargeback of the USERS and/or PICPAY itself), as determined on the last day of each month (“Reward”).

4.1. ORIGINAL shall pay PICPAY, by the fifth (5th) business day of each month, the Reward corresponding to the immediately previous month, by wire transfer of funds to the checking account held by PICPAY with ORIGINAL, and such transfer shall be valid as evidence of payment, with ORIGINAL being then fully released and discharged by PICPAY in respect of such payment.

4.2. If ORIGINAL fails to timely and fully pay the Reward, ORIGINAL shall be subject to a non-compensatory fine of two percent (2%) of the total amount due and unpaid, plus default interest of one percent (1%) per month, calculated per day of delay.

4.2.1. Considering that the performance of this Agreement by the Parties started on July 30, 2020, the Parties agree that the Reward shall be applicable as from that date, without any default charges.

4.3 The prices can be renegotiated at any time by mutual agreement between the Parties, especially taking into account the conditions and dynamics of the contractual relationship, upon execution of an amendment to this Agreement.

5. Each Party shall bear the labor and social security expenses and obligations related to its employees, agents or representatives.

6. In view of the nature and scope of this Agreement, the Parties shall, and shall cause their employees and/or agents to, keep strictly secret the data, technical or commercial specifications, and other confidential information to which they may have access or knowledge as result of this Agreement, and shall not disclose them in any way or under any pretense. The confidentiality obligations shall be complied with by the Parties, as well as by their employees and agents, not only during the term of this Agreement, but also for one (1) year after termination hereof.

7. This Agreement shall become effective on September 3, 2020 and shall remain in force for an indefinite term, provided that it may be terminated at any time by either Party upon written notice of termination to the other Party at least thirty (30) days in advance.

8. The Agreement may be terminated at the discretion of the non-defaulting Party:

(i) by written notice, in case of breach of contract or provision of law by one of the Parties, so long as not cured within ten (10) consecutive days from receipt of written notice to that effect sent by the non-defaulting Party, without prejudice to the penalty provided for in section 9;

(ii) by written notice, in the event of filing for judicial or extrajudicial reorganization of any of the Parties or judicial or extrajudicial liquidation, dissolution or bankruptcy of any of the Parties;

(iii) non-compliance with any obligations related to anti-corruption rules.

9. In the event of total or partial non-compliance with the provisions of this Agreement, except when there is a specific penalty, the Parties shall pay a non-compensatory fine of ten percent (10%) of the value of this Agreement, within five (5) days from the notice sent by the other Party, without prejudice to other penalties provided for in this Agreement and possible losses and damages.

10. Intellectual Property. Original’s trademarks, patents, industrial designs, applications, databases, and pre-existing materials are fully and exclusively owned by Original. Likewise, PicPay’s trademarks, patents, industrial designs, applications, databases, and pre-existing materials are fully and exclusively owned by PicPay.

10.1. The Parties warrant that the products and/or services and pre-existing materials owned by them do not violate and will not violate any intellectual property or personality rights, patents or trade secrets of third parties, and shall be fully liable for the losses resulting from any legal or administrative proceedings arising from violation of any such rights.

11. Anticorruption. The Parties represent that they know and comply with the laws on prevention of acts of corruption and other acts harmful to the national and foreign public administration, and they agree not to engage in any activity that results in violation of such rules, and they shall promptly notify one another of if any of them become aware of any act or fact related to this Agreement and the service regulated herein that violates the said rules, so that the measures deemed necessary may be taken.

11.1 Subject to the provisions of Law No. 12.846/2013, the Parties represent that they have their own codes of conduct with the guidelines and principles of ethical behavior to be followed by them, as well as Compliance programs establishing clear rules for the conduct and supervision of their activities, containing objective criteria for assessing the compliance of their conduct with the legal precepts and with the other rules to which they are subject, with structures and procedures aimed at restraining or preventing the practice of violation of the said Law and others with similar or related scope.

12. Social Environmental Matters: Each Party warrants to the other Party that: (a) it is vested with all the powers and authority to assume and fulfill the obligations set forth herein and to consummate the transactions contemplated hereby; and (b) the execution and performance of this Agreement do not result in breach of any third party right, applicable law or regulation, or, breach, non-compliance or default of any contract, instrument or document to which it is a party or by which it or any of its property is subject and/or affected, and no authorization is required to be obtained for such purpose under any contract, instrument or document to which any of them is party or by which any of its properties is subject and/or affected.

12.1 The Parties individually represent and warrant to each other that:

(a) they conduct their activities in compliance with the applicable law in force and that they have the requisite authority to execute this Agreement and to perform the obligations hereunder;

(b) they do not use illegal labor and will not use slave-like or child labor, whether directly or indirectly, through their respective suppliers of products and services;

(c) they do not employ children under 18, including minors in apprenticeship positions, in places that are detrimental to their education and their physical, psychological, moral and social development, as well as in dangerous or unhealthy environments and services, during time periods that do not allow them to go to school, and also at night time, i.e. the period between 10 p.m. and 5 a.m.;

(d) they do not adopt practices related to activities that imply criminal profit from prostitution or sexual exploitation of vulnerable people;

(e) they do not use negative discrimination practices and restrictive measure limiting access to or the maintenance of employment based on, among other things: sex, origin, race, color, physical condition, religion, marital status, age, family situation or pregnancy; and

(f) they undertake to protect and preserve the environment, as well as to prevent and eradicate practices that are harmful to the environment, by performing their activities in compliance with the law in force with regard to the National Policy on Environment and Environmental Crimes, and all the statutory, regulatory and administrative acts related to environmental areas and similar rules issued by the Federal, State and Municipal government.

13. All notices, requirements or communications relevant to this Agreement shall be in writing and will be deemed to have been duly received: (i) if sent by certified mail, upon delivery thereof; or (ii) if sent by express delivery service (courier), upon delivery thereof; or (iii) if sent by email, upon confirmation of transmission and receipt thereof. All notices, requirements and other communications related to this Agreement shall be delivered to the addresses indicated in the preamble above or any other address that can be informed upon notice, in accordance with the provisions of this Agreement. Each Party is solely responsible for duly updating the contact data informed herein.

14. The Parties may not assign or transfer this Agreement, including their credit rights, without the prior and written consent of the other Party.

15. Taxes of any kind accrued on the payments provided for in this Agreement shall be solely paid by the Party deemed to be a taxpayer under the law. Each Party shall bear its own costs and expenses incurred or to be incurred by the said Party during the negotiation and performance of the transactions contemplated hereby.

16. This Agreement shall be governed by the laws of Brazil. The Parties elect the courts of the Judicial District of the City of São Paulo, State of São Paulo, to resolve any doubts or disputes that may arising from this Agreement.

The Parties have executed this Agreement in two (2) copies of equal form and content, for one sole effect, before the two (2) undersigned witnesses.

PICPAY SERVIÇOS S.A.

DocuSigned by:	DocuSigned by:

/s/ Anderson Chamon	/s/ José Antonio Batista Costa

BANCO ORIGINAL S.A.

DocuSigned by:	DocuSigned by:

/s/ Luiz de Lima Giacomini	/s/ Edilson Pereira Jardim

WITNESSES

DocuSigned by	DocuSigned by

/s/ Maira Mendes Morais	/s/ Hyde de Melo Gomes Silva
Name: Maira Mendes Morais	Name: Hyde de Melo Gomes Silva
Individual Taxpayer ID No. (CPF/ME): 36845545880	Individual Taxpayer ID No. (CPF/ME): 05309240489

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